EFactor Group Corp. Closes Two Strategic Acquisitions

Acquired Business Estimated to contribute $3.6 million in Projected Revenues for a Full Year of Operations

SAN FRANCISCO, CA. – July 2, 2014 – EFactor Group Corp. (OTCQB: EFCT) (“EFactor Group Corp.” or “the Company"), owners of EFactor.com, a niche social network providing content and resources for entrepreneurs worldwide, EQmentor Inc., a mentor/mentee matching platform and MCC International, a UK-based PR and advertising company, today announced the acquisition of two new business subsidiaries, HT Skills, Ltd. (“HT Skills”) and Member Digital, Inc. (“Member Digital”).

HT Skills, Ltd. is a European-based provider of high-quality apprenticeships and work-based vocational learning, and is also an experienced welfare-to-work job-broker.  HT Skills is a fully-accredited and internationally-recognized by awarding bodies including; City & Guilds (C&G), the Institute of Leadership and Management (ILM) and others.  HT Skills has successfully delivered government-funded contracts for the Skills Funding Agency (SFA), the Department of Work and Pensions (DWP) and the European Social Fund (ESF), and has secured sustainable employment for thousands of young people since 2006. HT Skills is well-known and respected within its network of public, private and voluntary sector contacts, and its ongoing participation with a wide range of NGOs gives it the influence to shape learning, employment and social policy at both local and national levels.

HT Skill’s unaudited financial statements for the twelve month period ending December 31, 2013 reflected revenue of approximately $1.4 million from operations. The unaudited financials for the three months ended March 31, 2014 showed $400,000 in revenue. EFactor acquired 100% ownership of HT Skills in consideration for EFactor shares equaling approximately $10.7 million.

EFactor Group Corp.’s second acquisition, Member Digital Inc., offers entrepreneurial solutions that help entrepreneurs build their business through two distinct member-centric service offerings.  They are;  SubHub - a leading solution for building and managing paid subscription and membership websites, and MemberCore – an easy-to-build database and CRM for organizations and associations to manage and record member data.   A third service, CampaignHuddle, is a digital advocacy platform that enables charities, not-for-profits, businesses and organizations to build and manage digital advocacy campaigns in order to influence a political or social cause.

Member Digital’s unaudited financial statements from August 1 to December 31, 2013 reflected revenue of $137,000. The unaudited financials for the three months ended March 31, 2014 showed $59,000 in revenue. EFactor acquired 100% ownership of Member Digital in consideration for EFactor shares equaling approximately $1.0 million.

“We are confident that both acquisitions, HT Skills Ltd. and Member Digital will provide EFactor Group. Corp and our shareholders with increased profitability of our group and tens of thousands of new subscribers to EFactor.com,” Adriaan Reinders, CEO of EFactor Group Corp. commented, “Individually, the acquisition of HT Skills is perfectly aligned with our acquisition strategy of buying businesses that are financially solid. We also very much believe in HT Skills model which helps unemployed people gain jobs and Entrepreneurs gain access to such great apprentices who are then trained on the job through HT Skills unique e-learning platform.   Member Digital’s business and customer base and SubHub sites serve tens of thousands of members worldwide.  Member Digital offers a great service to our entrepreneurs who wish to profit from their peers’ expertise through the creation of a Group on EFactor that they can then manage and monetize to support their own revenues leading to a new subscription income stream for EFactor.com members.  We feel both acquisitions are a benefit to offer our million plus members and we are excited to roll out both programs in all our geographies.”

About EFactor Group Corp.

EFactor Group Corp. (OTCQB: EFCT) has at its core EFactor.com, a niche social network for entrepreneurs. EFactor.com provides its members with the people, tools, marketing and expertise to succeed and make real, trustworthy and lasting connections. At the core of the network lies a strong algorithm that allows members to not only connect with people, but with the right people. In addition, EFactor.com provides knowledge, facilitates preparing for funding and resources to reduce business costs, delivered through a mix of online social networking and offline domestic and international events.

EFactor.com has over one million members in 222 territories across 240 industries. It is incorporated in Nevada and headquartered in San Francisco. For more information, visit http://www.efactor.com

EFactor Group Corp. also has various subsidiary service organizations including a UK communications and public relations agency and a company that delivers matching software for mentees to get matched to the perfect mentor.  For more information about EFactor Group Corp. please visit, http://efactorgroup.com/

The EFactor.com Value – The Entrepreneurs Wingman

EFactor.com is a social network designed to support you as your business grows, along every step of your journey. We'll be there to congratulate you every time you win and will coach and inspire you whenever you feel frustrated by setbacks. You can count on us to connect you with the right people for you and your company and offer you the resources and talent that will help you succeed. We are highly motivated everyday people who genuinely care about our team and customers. We cheer each other on and have each other's back. We get to see our ideas come to life every single day. We're entrepreneurs, contributing our expertise to the community.

See our Company Video here:  http://ir.efactorgroup.com/videos/view/4/efactor-video

Forward-Looking Statements:

Safe Harbor: This press release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of EFactor Corp., to be materially different from the statements made herein.

Company and Investor Relations

Marion Freijsen – Co-Founder/COO
EFactor Group Corp.
Main: +1 650 380 8280
Email: marion@EFactorgoup.com
EFactor email: http://www.EFactor.com/marion

John Mattio – Investor Relations
EFactor Group Corp.
Main: +1 203 297 3911
Email:  john.mattio@EFactor.com